                                                                      Exhibit 11

                          SHELDAHL, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            For the Fiscal Years Ended

                                               August 30, 1996    August 29, 1997    August 28, 1998
                                               ---------------    ---------------    ---------------
Basic earnings per share:

Weighted average number of issued shares
   outstanding used to compute basic
   earnings per share                                8,414             8,967              9,364
                                                  --------          --------           --------
                                                  --------          --------           --------

Net income (loss) before convertible
   preferred stock dividends                      $  4,772          $ (7,969)          $(36,497)

Convertible preferred stock dividends                    -                 -               (689)
                                                  --------          --------           --------

Net income (loss) applicable to
   common shareholders                            $  4,772          $ (7,969)          $(37,186)
                                                  --------          --------           --------
                                                  --------          --------           --------

Net income (loss) per common share                $   0.57          $  (0.89)          $  (3.97)
                                                  --------          --------           --------
                                                  --------          --------           --------

Diluted earnings per share:

Weighted average number of issued shares
   outstanding to compute basic
   earnings per share                                8,414             8,967              9,364

Effect of exercise of stock options
   under the treasury stock method                     272                 -                  -
                                                  --------          --------           --------

Weighted average number of issued shares
   outstanding used to compute diluted
   earnings per share                                8,686             8,967              9,364
                                                  --------          --------           --------
                                                  --------          --------           --------

Net income (loss) before convertible
   preferred stock dividends                      $  4,772          $ (7,969)          $(36,497)

Convertible preferred stock dividends                    -                 -               (689)
                                                  --------          --------           --------

Net income (loss) applicable to common
   shareholders                                   $  4,772          $ (7,969)          $(37,186)
                                                  --------          --------           --------
                                                  --------          --------           --------

Net income (loss) per common share                $   0.55          $  (0.89)          $  (3.97)
                                                  --------          --------           --------
                                                  --------          --------           --------